MANAGEMENT'S ASSERTION ON COMPLIANCE
WITH REGULATION AB CRITERIA
March 6, 2008
SunTrust Bank (the "Asserting Party") is responsible for assessing compliance with the servicing criteria set forth in Title 17, Section 229.1122(d)(2)(i), 229.1122(d)(4)(i) and
229.1122(d)(4)(ii) of the Code of Federal Regulations (the "CFR") (the "Applicable Servicing
Criteria"), for securitization transactions serviced by SunTrust Mortgage, Inc, occurring after
December 31, 2005 (the "Platform"). The Asserting Party is not assessing compliance with any other criteria set forth in Section 229.1122(d) of the CFR.
The Asserting Party used the applicable criteria in paragraph (d) of Title 17, Section
229.1122 of the CFR to assess compliance with the Applicable Servicing Criteria.
The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the twelve month period ending December 31,
2007 (the "Reporting Period").
Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable
Servicing Criteria for the Reporting Period as set forth in this assertion.

SUNTRUST BANK
Solely with Respect to Sections 229.1122(d)(4)(i) and 229.1122(d)(4)(ii)

By: /s/ Rosealma T. Burton
Name: Rosealma T. Burton
Title: First Vice President

SUNTRUST BANK
Solely with respect to Section 229.1122(d)(2)(i)

By: /s/ Tomas E. Suarez
Name: Tomas E. Suarez
Title: Group Vice President